Exhibit 10.2

VICE PRESIDENT, CHIEF FINANCIAL OFFICER

Effective: January 1, 2011

VICE PRESIDENT, CHIEF FINANCIAL OFFICER

PURPOSE:  To define the compensation plan for the Vice President, Chief Financial Officer.

SCOPE:  Perma-Fix Environmental Services, Inc.

POLICY:  The Vice President, Chief Financial Officer Compensation Plan is designed to retain, motivate and reward the incumbent to support and achieve the business, operating and financial objectives of Perma-Fix Environmental Services, Inc (the “Company”).

BASE SALARY:  The Base Salary indicated below is paid in equal periodic installments per the regularly scheduled payroll.

PERFORMANCE INCENTIVE COMPENSATION: Performance Incentive Compensation is available based on the Company’s financial results noted in Schedule A.  Effective date of plan is January 1, 2011 and incentive will be for entire year. Performance incentive compensation will be paid on or about 90 days after year-end, or sooner, based on final 10-K financial statement.

SEPARATION:  Upon voluntary or involuntary separation from the Company the employee will be paid the base salary due to the last day of employment.  If employment is separated prior to the annual incentive compensation payment period as noted above, no incentive compensation is due to the incumbent.

ACKNOWLEDGEMENT:  Payment of Performance Incentive Compensation of any type will be forfeited, unless the Human Resources Department has received a signed acknowledgement of receipt of the Compensation Plan prior to the applicable payment date.

INTERPRETATIONS:  The Compensation Committee of the Board of Directors retains the right to modify, change or terminate the Compensation Plan at any time and for any reason.  It also reserves the right to determine the final interpretation of any provision contained in the Compensation Plan and it reserves the right to modify or change the Net Income Target or other applicable targets as defined herein in the event of the sale or disposition of any of the assets of the Company.  While the plan is intended to represent all situations and circumstances, some issues may not easily be addressed.  The Compensation Committee will endeavor to review all standard and non-standard issues related to the Compensation Plan and will provide quick interpretations that are in the best interest of the Company, its shareholders and the incumbent.

VICE PRESIDENT, CHIEF FINANCIAL OFFICER

Base Pay and Performance Incentive Compensation Targets

The compensation for the below named individual as follows:

Annualized Base Pay:	$208,000
Performance Incentive Compensation Target (at 100% of Plan):	52,000
Total Annual Target Compensation (at 100% of Plan):	$260,000

The Performance Incentive Compensation Target is based on the Schedule A below.

Target Objectives
		Performance Target Thresholds
	Weights	100%+	98-99%	96-97%	94-95%	92-93%	90-91%	88-89%

Administrative	15%	7,800	9,360	9,751	10,531	11,700	12,480	13,650

		Performance Target Thresholds
	Weights	85-100%	101-120%	121-130%	131-140%	141-150%	151-160%	161%+

Net Income	25%	13,000	15,600	16,900	18,200	19,500	20,800	22,750

Accounting	10%	5,200	6,240	6,760	7,280	7,800	8,320	9,100

Accounts Receivable	10%	5,200	6,240	6,760	7,280	7,800	8,320	9,100

SOX Compliance	10%	5,200	6,240	6,760	7,280	7,800	8,320	9,100

Centralization & IT Objectives	30%	15,600	18,720	20,280	21,840	23,400	24,960	27,300

Unbilled Receivables	* If criteria (Item #7) for reducing unbilled AR are not met bonus will be reduced by 15%

		52,000	62,400	67,211	72,411	78,000	83,200	91,000

1)
Administrative Expense is defined as the total consolidated administrative expenses from continuing operations as publicly reported in the Company’s financial statements.  Administrative expenses will be inclusive of all subsidiaries from continuing operations, and will exclude Marketing Expenses and Interest Expense. The Board reserves the right to make adjustments to Administrative expense Target so as not to penalize the employee for material unforeseen events outside of the employees responsibility and it reserves the right to modify or change the Administrative Expense Targets as defined herein, which is $10,947,000 in the event of the sale or disposition of any of the assets of the Company or in the event of an acquisition.  The Board further reserves the right to adjust Administrative Expenses Target to reflect charges resulting from the vesting of incentive stock options.

2)
Net Income is defined as the total consolidated pre-tax net income from continuing operations as publicly reported in the Company’s financial statements.  The net income will include all subsidiaries, corporate charges, and dividends from continuing operations.  The percentage achieved is determined by comparing the actual net income to the Board approved Net Income Target which is $6,269,000.  The Board reserves the right to make adjustments to Net Income so as not to penalize the employee for actions in the current year which will contribute to net income in future years and it reserves the right to modify or change the Net Income Targets as defined herein in the event of the sale or disposition of any of the assets of the Company or in the event of an acquisition.  The Board further reserves the right to adjust Net Income Target to reflect charges resulting from the vesting of incentive stock options.

3)	Accounting objective should focus on meeting filing deadlines such as Form 10-K, Form 10-Qs, Form 8-Ks and press releases with complete and accurate information.

SEC Filings	Performance Target
10-K – filed timely or	3%
10-K – extension	1.5%
1st quarter 10-Q – filed timely or	2%
1st quarter 10-Q – extension	1%
2nd quarter 10-Q – filed timely or	2%
2nd quarter 10-Q – extension	1%
3rd quarter 10-Q – filed timely or	2%
3rd quarter 10-Q - extension	1%
All 8-K’s Filed	1%
Total Achievable	10%

4)	Accounts Receivable (“AR”) objective should focus on achieving certain AR targets from continuing operations.

Accounts Receivable	Performance Target
25% or less of AR > than 60 days	5.0%
30% or less of AR > than 60 days	2.5%
9% or less of AR > than 120 days	5.0%
10% or less of AR > than 120 days	2.5%
Total Achievable	10.0%

Accounts Receivable will be defined as outstanding accounts receivable, per companies AR sub-ledger of continuing operations, collectable within the control of the financial and operational staff.

Adjustments for this figure will include but not be limited to:

1.	Accounts fully reserved when calculating Bad Debt Allowance;

2.	Accounts that are in litigation; and

3.	Accounts not receivable due to a legitimate operational delay. Note this will only be excluded if invoicing was appropriate despite the operational delay.

5)
The Sarbanes-Oxley Act of 2002 (“SOX”) Incentive target is based maintaining good internal controls and minimizing material weaknesses similar to “Permit and License” violations on the Chief Executive Officer’s Incentive Plan.

SOX Deficiencies	Performance Target
0	10%
1	9%
2	8%
3	5%
4	2%
> 4	0%

6)
Centralization Objective - Completion of the following milestones related to the planned centralization of the accounting function to the Corporate office. Completion of each objective earns 3% with a maximum target achievable of 30%.

Accounting Centralization Objectives	Performance Target
• Install Multi-Company Software at Corporate Office.	3.0%
• Improve forecasting model from facilities including new software if cost effective.	3.0%
• Purchase Order (“PO”) Implementation Phase II – Automated requisition process	3.0%
• Automated Fixed Asset and Capital Tracking	3.0%
• Cost accounting initiatives to support Field Services initiative and Defense Contract Audit Agency (“DCAA”) audit requirements.	3.0%
• Accounts payable (“AP”) – Automate weekly cash requirement process.	3.0%
• Treasury – Automated cash management tracking process.	3.0%
• Waste Tracking – Complete East Tennessee Materials & Energy Corporation (“M&EC “) and Perma-Fix of Florida (“PFF”) upgrade to Perma-Fix of Northwest (“PFNW”) model.	3.0%
• On-Site Service (“OSS”) – Project Controller operations tracking system.	3.0%
• Business Portal – to support Time and Entry tracking for Schreiber & Yonley & Associates (“SYA”) and OSS.	3.0%
• Sales – Sales and Opportunity Tracking System.	3.0%
• Human Resources (“HR”) - Time Management improvements (Timeclocks)	3.0%

7)
Unbilled trade receivables is the amount of unbilled reported per Form 10-Q or Form 10-K combining both the long term and current portion of unbilled.  Unbilled trade receivable balances older than 12/31/08 should be reduced by $2.987 million from $3,318,000 as of 12/31/10 to $331,000 by 12/31/11.

Performance Incentive Compensation Payment

Effective date of plan is January 1, 2011 and incentive will be for entire year. Performance incentive compensation will be paid on or about 90 days after year-end, or sooner, based on final Form 10-K financial statement.

ACKNOWLEDGMENT:
I acknowledge receipt of the aforementioned Vice President, Chief Financial Officer 2011 - Compensation Plan.  I have read and understand and accept employment under the terms and conditions set forth therein.

/s/ Ben Naccarato	3/22/2011
/s/Ben Naccarato	Date

/s/Mark Zwecker	3/22/2011
/s/ Board of Director	Date